Exhibit 99.1

Proofpoint Announces Record Fourth Quarter and Full Year 2013 Financial Results

Fourth Quarter Highlights

•                        Total revenue of $40.8 million, up 43% year-over-year

•                        Subscription revenue increased 43% year-over-year to $39.3 million

•                        Billings of $48.9 million, up 33% year-over-year

•                        GAAP EPS loss of $0.35; Non-GAAP EPS loss of $0.07

•                        Generated operating cash flow of $5.3 million and free cash flow of $2.2 million

SUNNYVALE, Calif., — January 30, 2014 — Proofpoint, Inc. (NASDAQ: PFPT), a leading security-as-a-service provider, today announced financial results for the fourth quarter and full year ended December 31, 2013.

“Our record revenue, billings and free cash flow during the fourth quarter resulted from strong execution, as well as the ongoing robust demand for our integrated, cloud-based platform,” stated Gary Steele, chief executive officer of Proofpoint.  “The investments in our sales and product development, along with the addition of key acquisitions, have resulted in increased global leadership as we continued to penetrate some of the largest enterprises in the world.”

Steele continued, “Looking forward, we entered 2014 with strong momentum as we continue to see an increase in the number and types of security threats worldwide, including advanced persistent threats.  We believe Proofpoint remains well positioned to grow market share driven by our commitment to innovation and expanding global reach as the competitive landscape continues to shift in our favor.”

Fourth Quarter 2013 Financial Highlights

•                  Billings: Billings were $48.9 million for the fourth quarter of 2013, an increase of 33% compared to $36.7 million in the fourth quarter of 2012.  The company defines billings, a non-GAAP financial measure, as revenue recognized during the period plus the net change in deferred revenue from the beginning to the end of the period.  During the fourth quarter of 2013, billings excluded a one-time $14.5 million deferred revenue contribution from the Sendmail acquisition, the majority of which will be recognized as revenue over the next two years.  This contribution was not anticipated at the time of acquisition.

•                  Revenue: Total revenue for the fourth quarter of 2013 was $40.8 million, an increase of 43% compared to $28.6 million in the prior-year period.  Within total revenue, subscription revenue was $39.3 million, an increase of 43% on a year-over-year basis.  Hardware and services revenue contributed the remaining $1.5 million of total revenue.  During the fourth quarter of 2013, total revenue included $2.8 million from the deferred revenue contribution related to the acquisition of Sendmail.

•                  Gross Profit: GAAP gross profit for the fourth quarter was $28.1 million compared to $20.4 million for the fourth quarter of 2012.  Non-GAAP gross profit for the quarter was $29.5 million compared to $21.0 million in the year ago period.  Non-GAAP gross margin was 72% for the fourth quarter of 2013 compared to 73% for the same period last year.

•                  Operating Loss: GAAP operating loss for the fourth quarter was $11.7 million compared to a loss of $5.4 million during the fourth quarter last year.  Non-GAAP operating loss for the fourth quarter of 2013 was $2.1 million, compared to a loss of $3.0 million during the same period last year.

•                  Net Loss: GAAP net loss for the fourth quarter was $12.6 million or $0.35 per share based on 36.0 million weighted average shares outstanding.  This compares to a GAAP net loss of $5.5 million or $0.17 per share based on 32.4 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss for the fourth quarter of 2013 was $2.5 million or $0.07 per share based on 36.0 million weighted average shares outstanding.  This compares to a loss of $3.1 million or $0.10 per share based on 32.4 million weighted average shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2013 was negative $0.4 million compared to negative $1.7 million for the fourth quarter of 2012.

•                  Cash and Cash Flow: As of December 31, 2013, Proofpoint had cash, cash equivalents and short term investments of $251.8 million, as compared to $71.6 million as of September 30, 2013. The increase was primarily due to Proofpoint’s convertible senior note offering in December 2013, which generated net proceeds of approximately $195.4 million, including the full exercise of the initial purchasers’ option.

The company generated $5.3 million in net cash from operations for the fourth quarter of 2013 compared to generating $4.9 million during the fourth quarter of 2012.  The company generated $2.2 million in free cash flow for the quarter compared to $2.9 million during the fourth quarter of 2012.

Full Year 2013 Financial Highlights

•                  Billings: Billings were $160.5 million for the full year of 2013, an increase of 37% compared to 2012.

•                  Revenue: Total revenue for the full year of 2013 was $137.9 million, an increase of 30% compared to $106.3 million in the prior-year period.  Within total revenue, subscription revenue was $132.1 million, an increase of 30% on a year-over-year basis.  Hardware and services revenue contributed the remaining $5.9 million of total revenue.  See comments under the fourth quarter 2013 financial highlights regarding the impact of the Sendmail acquisition to revenue and billings.

•                  Gross Profit: GAAP gross profit for the full year of 2013 was $96.3 million compared to $73.2 million for 2012.  Non-GAAP gross profit for the year was $99.8 million compared to $76.7 million in 2012.  Non-GAAP gross margin was 72% for the full year of 2013, which was consistent with the full year of 2012.

•                  Operating Loss: GAAP operating loss for the full year of 2013 was $30.2 million compared to a loss of $19.6 million during fiscal 2012.  Non-GAAP operating loss for the full year of 2013 was $10.2 million, compared to a loss of $9.0 million during 2012.

•                  Net Loss: GAAP net loss for the full year of 2013 was $28.2 million or $0.81 per share based on 34.9 million weighted average shares outstanding.  This compares to a GAAP net loss of $20.4 million or $0.85 per share based on 24.1 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss for the full year of 2013 was $11.3 million or $0.32 per share based on 34.9 million weighted average shares outstanding.  This compares to a loss of $9.8 million or $0.31 per share based on 31.8 million weighted average shares outstanding during 2012.

•                  Adjusted EBITDA: Adjusted EBITDA for the full year of 2013 was negative $4.3 million compared to negative $4.5 million for the full year of 2012.

•                  Cash Flow: The company generated $12.6 million in net cash from operations for the full year of 2013 compared to generating $6.8 million during 2012.  The company generated $5.0 million in free cash flow for the full year of 2013 compared to $0.9 million during 2012.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Recent Business Highlights:

•                  Closed the offering of $201.25 million aggregate principal amount of 1.25% Convertible Senior Notes due 2018 at an initial conversion price of approximately $39.02 per share.

•                  Positioned in the Leaders quadrant of Gartner’s 2013 Magic Quadrant for Enterprise Information Archiving for the second consecutive year.

•                  Ranked Number 418 on Deloitte’s Technology Fast 500TM, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences, and clean technology companies in North America.

•                  Appointed Richard Turner to the position of Vice President of European Sales, bringing nearly two decades of global leadership expertise and security industry knowledge.

“We were very pleased with our execution during the fourth quarter, which resulted in our ability to exceed expectations across all key operating metrics and achieve a very strong finish to 2013,” stated Paul Auvil, chief financial officer of Proofpoint.  “With a significantly strengthened balance sheet and improving competitive environment, Proofpoint remains in position to increase market share globally.”

Financial Outlook

As of January 30, 2014 Proofpoint is providing guidance for its first quarter and full year 2014 as follows:

•                  First Quarter 2014 Guidance: Total revenue is expected to be in the range of $40.0 million to $41.0 million.  Billings are expected to be in the range of $43.0 million to $45.0 million.  Adjusted EBITDA loss is expected to be in the range of $4.5 million to $3.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.21 to $0.18 based on approximately 36.5 million weighted average shares outstanding.

•                  Full Year 2014 Guidance: Total revenue is expected to be in the range of $174.5 million to $176.5 million.  Billings is expected to be in the range of $203.0 million to $205.0 million.  Adjusted EBITDA loss is expected to be in the range of $7.0 million to $5.0 million.  Non-GAAP EPS loss is expected to be in the range of $0.53 to $0.48 based on approximately 37.6 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be approximately positive $10.0 million, which assumes capital expenditures of $13.0 million to $15.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the fourth quarter and full year ended December 31, 2013.  To access this call, dial 800-967-7187 for the U.S. and Canada or 719-457-2607 for international callers with conference ID #8101016.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through February 13, 2014, by dialing 877.870.5176 for the U.S. and Canada or 858.384.5517 for international callers and entering passcode #8101016.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading security-as-a-service provider that focuses on cloud-based solutions for threat protection, compliance, archiving & governance, and secure communications. Organizations around the world depend on Proofpoint’s expertise, patented technologies, and on-demand delivery system to protect against phishing, malware and spam, safeguard privacy, encrypt sensitive information, and archive and govern messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the market position, future growth, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: the effect of general economic conditions, including as a result of the U.S. budget process; specific economic risks in different geographies and among different industries; or other risks that may inhibit our drive to expand our business and global market share; failure to maintain or increase renewals and increased business from existing customers and failure to generate increased  business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation; the ability to attract and retain key personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; risks associated with the adoption of, and demand for, the Security-as-a-Service model in general and by specific industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit. We define non-GAAP gross profit as GAAP gross profit, less stock-based compensation expense and the amortization of intangibles associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit versus gross profit calculated in accordance with GAAP. Non-GAAP gross profit excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and evaluating non-GAAP gross profit together with gross profit calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss less stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, non-GAAP operating loss excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss less stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and non-recurring costs associated with acquisitions, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We used an 8 percent effective tax rate to calculate non-GAAP net loss for the fourth quarter of 2013 and 6 percent for the fourth quarter of 2012. We believe that a 15-20% effective tax rate range is a reasonable estimate of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions.  We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP.  Billings include amounts that have not yet been recognized as revenue, but excluding additions to deferred revenue from acquisitions.  We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition-related expense, other income, and other expense. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that it does not reflect our capital expenditures or future requirements for capital expenditures and that it does not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Condensed Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue:
Subscription	$39,330	$27,460	$132,062	$101,470
Hardware and services	1,507	1,189	5,869	4,825
Total revenue	40,837	28,649	137,931	106,295
Cost of revenue:(1)(2)
Subscription	10,440	6,832	35,482	28,246
Hardware and services	2,291	1,401	6,142	4,867
Total cost of revenue	12,731	8,233	41,624	33,113
Gross profit	28,106	20,416	96,307	73,182
Operating expense:(1)(2)
Research and development	11,215	6,460	34,675	24,827
Sales and marketing	22,256	15,488	72,038	55,239
General and administrative	6,328	3,822	19,765	12,693
Total operating expense	39,799	25,770	126,478	92,759
Operating loss	(11,693)	(5,354)	(30,171)	(19,577)
Interest (expense) income, net	(637)	2	(641)	(108)
Other expense, net	(52)	(54)	(215)	(154)
Loss before (provision for) benefit from income taxes	(12,382)	(5,406)	(31,027)	(19,839)
(Provision for) benefit from income taxes	(190)	(91)	2,808	(521)
Net loss	$(12,572)	$(5,497)	$(28,219)	$(20,360)
Net loss per share, basic and diluted	$(0.35)	$(0.17)	$(0.81)	$(0.85)
Weighted average shares outstanding, basic and diluted	35,978	32,388	34,874	24,056

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$419	$214	$1,050	$657
Cost of hardware and services revenue	94	24	214	70
Research and development	2,267	460	3,833	1,869
Sales and marketing	2,025	801	4,527	3,103
General and administrative	1,364	439	3,147	1,622
Total stock-based compensation expense	$6,169	$1,938	$12,771	$7,321
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$913	$333	$2,220	$2,785
Research and development	23	7	47	30
Sales and marketing	1,124	72	1,743	461
General and administrative	11	—	34	—
Total intangible amortization expense	$2,071	$412	$4,044	$3,276

Proofpoint, Inc.

Condensed Consolidated Balance Sheets

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$243,786	$39,254
Short-term investments	8,015	47,263
Accounts receivable, net	26,221	18,115
Inventory	860	567
Deferred product costs, current	1,103	1,184
Prepaid expenses and other current assets	7,963	3,491
Total current assets	287,948	109,874
Property and equipment, net	11,221	8,560
Deferred product costs, noncurrent	357	326
Intangible assets, net	86,740	21,470
Other noncurrent assets	4,392	211
Total assets	$390,658	$140,441
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,379	$2,496
Accrued liabilities	19,261	12,078
Notes payable and lease obligations	1,655	1,658
Deferred rent	297	462
Deferred revenue	89,450	62,642
Total current liabilities	118,042	79,336
Convertible senior notes	152,928	—
Notes payable and lease obligations, noncurrent	695	2,354
Other long term liabilities, noncurrent	7,300	726
Deferred revenue, noncurrent	34,533	24,217
Total liabilities	313,498	106,633

Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized at December 31, 2013 and 2012; 36,140 and 33,044 shares issued and outstanding at December 31, 2013 and 2012, respectively	4	3
Additional paid-in capital	287,853	216,280
Accumulated other comprehensive income	—	3
Accumulated deficit	(210,697)	(182,478)
Total stockholders’ equity	77,160	33,808
Total liabilities and stockholders’ equity	$390,658	$140,441

Proofpoint, Inc.

Condensed Consolidated Statements of Cash Flows

(On a GAAP basis)

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities
Net loss	$(28,219)	$(20,360)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	9,967	7,710
Loss on disposal of property and equipment	2	—
Accretion of investments	575	520
Provision for allowance for doubtful accounts	40	54
Stock-based compensation	12,771	7,321
Change in fair value of contingent earn-outs	9	—
Amortization of debt issuance costs and accretion of debt discount	489	—
Changes in assets and liabilities:
Accounts receivable	(4,500)	(2,380)
Inventory	(223)	162
Deferred products costs	51	1,280
Prepaid expenses and other current assets	(3,637)	(934)
Noncurrent assets	(3,436)	97
Accounts payable	996	(683)
Accrued liabilities	5,569	3,485
Earn-out payment	(1)	—
Deferred rent	(437)	(55)
Deferred revenue	22,575	10,619
Net cash provided by operating activities	12,591	6,836
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	59,046	15,264
Purchase of short-term investments	(20,376)	(60,095)
Purchase of property and equipment	(7,633)	(5,904)
Acquisitions of business (net of cash acquired)	(40,972)	—
Net cash used in investing activities	(9,935)	(50,735)
Cash flows from financing activities
Proceeds from issuance of common stock, net of repurchases	16,367	6,060
Proceeds from initial public offering, net of offering costs	—	68,295
Proceeds from issuance of convertible senior notes, net of discount and issuance costs	195,641	—
Repayments of notes payable and loans	(10,033)	(969)
Earn-out payment	(99)	—
Net cash provided by financing activities	201,876	73,386
Net increase in cash and cash equivalents	204,532	29,487
Cash and cash equivalents
Beginning of period	39,254	9,767
End of period	$243,786	$39,254

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

GAAP gross profit	$28,106	$20,416	$96,307	$73,182
Plus:
Stock-based compensation expense	513	238	1,264	727
Intangible amortization expense	913	333	2,220	2,785
Non-GAAP gross profit	29,532	20,987	99,791	76,694

GAAP operating loss	(11,693)	(5,354)	(30,171)	(19,577)
Plus:
Stock-based compensation expense	6,169	1,938	12,771	7,321
Intangible amortization expense	2,071	412	4,044	3,276
Non-recurring acquisition expense	1,319	—	3,107	3
Non-GAAP operating loss	(2,134)	(3,004)	(10,249)	(8,977)

GAAP net loss	(12,572)	(5,497)	(28,219)	(20,360)
Plus:
Stock-based compensation expense	6,169	1,938	12,771	7,321
Intangible amortization expense	2,071	412	4,044	3,276
Non-recurring acquisition expense	1,319	—	3,107	3
Interest expense - debt discount and debt issuance costs	489	—	489	—
Non-recurring income tax benefit	(12)	—	(3,474)	—
Non-GAAP net loss	(2,536)	(3,147)	(11,282)	(9,760)

Weighted average shares outstanding, basic and diluted	35,978	32,388	34,874	24,056
Plus:
Additional weighted average shares giving effect to initial public offering and conversion of convertible preferred stock at the beginning of the period	—	—	—	7,708
Shares used in computing non-GAAP net loss per share, basic and diluted	35,978	32,388	34,874	31,764

Non-GAAP net loss, basic and diluted	$(0.07)	$(0.10)	$(0.32)	$(0.31)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net loss	$(12,572)	$(5,497)	$(28,219)	$(20,360)
Depreciation	1,773	1,260	5,923	4,434
Amortization of intangible assets	2,071	412	4,044	3,276
Interest expense (income), net	637	(2)	641	108
Provision (benefit) for income taxes	190	91	(2,808)	521
EBITDA	$(7,901)	$(3,736)	$(20,419)	$(12,021)

Stock-based compensation expense	$6,169	$1,938	$12,771	$7,321
Acquisition-related expenses	1,319	—	3,107	3
Other income	(10)	(6)	(37)	(18)
Other expense	62	60	252	172
Adjusted EBITDA	$(361)	$(1,744)	$(4,326)	$(4,543)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Total revenue	$40,837	$28,649	$137,931	$106,295

Deferred revenue
Ending	123,983	86,859	123,983	86,859
Beginning	101,328	78,836	86,859	76,240
Net Change	22,655	8,023	37,124	10,619
Less:
Deferred revenue contributed by acquisitons	(14,549)	—	(14,549)	—
Billings	$48,943	$36,672	$160,506	$116,914

MEDIA CONTACT:	INVESTOR CONTACT:
ORLANDO DEBRUCE	SETH POTTER
PROOFPOINT, INC.	ICR FOR PROOFPOINT, INC.
408-338-6870	646-277-1230
ODEBRUCE@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM